EXHIBIT 5.1

                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522



                                            September 5, 2003

Sealed Air Corporation
Park 80 East
Saddle Brook, New Jersey 07663

        Re:  Sealed Air Corporation - Registration Statement on Form S-3


Ladies and Gentlemen:

         We have acted as special counsel to Sealed Air Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on September 5, 2003, relating to the registration under the Act of 6,160,708 shares (the "Shares") of the Company's common stock, par value $0.10 per share (the "Common Stock"), initially issuable upon the conversion of the Notes (as defined below), and of such additional shares of Common Stock as may thereafter be issuable as a result of anti-dilution adjustments under the Notes. The Shares are issuable upon the conversion of $431,250,000 aggregate principal amount of the Company's 3% Convertible Senior Notes due 2033 (the "Notes"), issued under the Indenture, dated as of July 1, 2003 (the "Indenture"), between the Company and SunTrust Bank, as Trustee, which were sold pursuant to the terms of the Purchase Agreement, dated June 26, 2003 (the "Purchase Agreement"), between the Initial Purchasers named therein (the "Initial Purchasers") and the Company.

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Indenture, (iii) the Purchase Agreement, (iv) a specimen certificate representing the Common Stock; (v) the form of the Notes; (vi) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (vii) the By-laws of the Company, as amended to date and currently in effect; (viii) resolutions of the Board of Directors of the Company, adopted at a meeting held on June 13, 2003, and (ix) resolutions of the special committee of the Board of Directors of the Company, adopted June 25, 2003. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that
(i) the Shares will be issued upon the conversion of the Notes in accordance with the terms of the Indenture and the Notes; (ii) the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Shares; and (iii) such stock certificates will conform to the specimen certificate examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Members of our firm are admitted to the bar in the State of New York, we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                   Very truly yours,

                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP